Exhibit 99.1

Press Release of Concorde Career Colleges, Inc.

Issued on February 25, 2004, Reporting Results of Operations for the

Year Ended December 31, 2003

FOR IMMEDIATE RELEASE

Contact: Jack L. Brozman, President & Chief Executive Officer

Paul Gardner, Chief Financial Officer

Concorde Career Colleges, Inc.

5800 Foxridge Drive, Suite 500

Mission, Kansas 66202

(913) 831-9977

Concorde Reports 2003 Results – Revenue Increase of 22% and Earnings Increase of 46%.

Mission, Kansas, February 25th, 2004.... Concorde Career Colleges, Inc. (NASDAQ: CCDC), a provider of career training in allied health programs, today announced results for the year ended December 31, 2003. Total revenue increased 22.3% to $74.7 million. Enrollment grew 11.1%, net income was $6,163,000 and diluted earnings per share were $.99 compared to $.68 in 2002.

Jack Brozman, President & CEO said, “We moved two campuses to larger facilities during 2003, one in January 2004 and have scheduled two additional campus relocations later in 2004. The relocations have added additional operating expense during 2003 which will continue into 2004. It will be important for us to implement new programs in 2004 to offset those expenses and achieve our goals.”

We started three new programs during 2003, surgical technology, medical assisting and a practical nursing program. Eight Concorde campuses now offer nursing programs.

We anticipate 2004 revenue in the range of $84 million to $85 million and diluted earnings per share of approximately $1.16 to $1.19 per share.

Operating Results

Concorde’s results for the quarter ended December 31, 2003 included the following:

•	Revenue grew 24.1% to $19.6 million compared to $15.8 million in 2002.

•	Diluted earnings per share was $.22 compared to $.15.

•	Student enrollments increased 10.5% to 1,816 for the quarter compared to 1,644 in 2002.

•	Average student population increased 16.5% to 6,187 in 2003 compared with 5,311 in 2002.

•	Net income increased $311,000 to $1,378,000 for the quarter ended December 31, 2003 compared to $1,067,000 in 2002.

Concorde’s results for the year ended December 31, 2003, included the following:

•	The revenue increased due to higher student enrollments, increased average student population and a 6.0% price increase.

•	Student enrollments increased 11.1% to 9,454 for the year ended December 31, 2003, compared to 8,510 in 2002.

•	Average student population increased 15.6% to 5,859 in 2003 compared with 5,069 in 2002.

•	Student population was 5,732 at December 31, 2003, compared to 5,056 at December 31, 2002.

•	Net income increased $1,929,000 to $6,163,000 for the year ended December 31, 2003 compared to $4,234,000 in 2002.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the ‘safe-harbor’ provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2004 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company’s ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company’s ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company’s reports on Forms 14C, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Concorde Career Colleges, Inc.

Quarters Ended December 31, 2003 and 2002

	2003	2002
Revenue	$19,576,000	$15,774,000
Instruction costs and services	5,829,000	4,894,000
Selling and promotional	2,729,000	2,177,000
General and administrative	7,792,000	6,179,000
Provision for uncollectible accounts	1,009,000	805,000

Total operating expense	17,359,000	14,055,000

Operating income	2,217,000	1,719,000
Non-operating income and interest, net	42,000	20,000
Provision for income taxes	881,000	672,000

Net income	$1,378,000	$1,067,000

Basic income per share (a)	$0.23	$0.18
Basic weighted average shares	5,937,000	4,557,000
Diluted income per share (b)	$0.22	$0.15
Diluted weighted average shares	6,335,000	6,226,000

Year Ended December 31, 2003 and 2002

	2003	2002
Revenue	$74,714,000	$61,112,000
Instruction costs and services	22,482,000	18,709,000
Selling and promotional	9,839,000	8,390,000
General and administrative	29,584,000	23,871,000
Provision for uncollectible accounts	2,893,000	3,442,000

Total operating expense	64,798,000	54,412,000

Operating income	9,916,000	6,700,000
Non-operating income and interest, net	155,000	55,000
Provision for income taxes	3,908,000	2,521,000

Net income	$6,163,000	$4,234,000

Basic income per share(c)	$1.05	$0.85
Basic weighted average shares	5,880,000	4,533,000
Diluted income per share(d)	$0.99	$0.68
Diluted weighted average shares	6,250,000	6,142,000

(a)	Basic income per share is shown after a reduction of preferred stock dividends accretion of $53,000 for the quarter ended December 31, 2002. In addition, basic income per share is shown after the special dividend payment of $174,000 in 2002 to Cahill-Warnock.

(b)	Diluted income per share is shown after addition of interest on convertible debt, net of tax of $27,000 in 2002. In addition, diluted income per share is shown after the special dividend payment of $174,000 in 2002 to Cahill-Warnock.
(c)	Basic income per share is shown after a reduction of preferred stock dividends accretion of $214,000 for the year ended December 31, 2002. In addition, basic income per share is shown after the special dividend payment of $174,000 in 2002 to Cahill-Warnock.
(d)	Diluted income per share is shown after addition of interest on convertible debt, net of tax of $108,000 in 2002. In addition, diluted income per share is shown after the special dividend payment of $174,000 in 2002 to Cahill-Warnock.

Condensed Balance Sheet Information

	December 31, 2003	December 31, 2002
Cash and short term investments	$19,813,000	$12,298,000
Accounts receivable, net	22,595,000	19,608,000
Other current assets	3,233,000	3,184,000

Total current assets	45,641,000	35,090,000
Fixed assets, net	4,928,000	3,541,000
Other long term assets	2,117,000	1,420,000

Total assets	52,686,000	40,051,000

Deferred revenue	25,540,000	20,996,000
Subordinated debt, short-term		3,500,000
Other current liabilities	6,055,000	5,408,000

Total current liabilities	31,595,000	29,904,000
Other long term liabilities	428,000	157,000
Stockholders’ Equity	20,663,000	9,990,000

Total liabilities and Stock holders’ Equity	$52,686,000	$40,051,000

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